UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    February 29, 2008

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado	000-52558	20-5973352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

        On February 29, 2008 the employment agreement between Michael Fay, our former Chief Operating Officer, and Disaboom Inc. (the “Company”) was terminated. The employment agreement was terminated as a result of Mr. Fay’s resignation which is further described in Item 5.02 below.

        The employment agreement was entered into as of April 23, 2007 and had an initial two year term. The material terms of the agreement were described in a current report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2007. Although we did not incur any early termination penalties stemming from the termination of Mr. Fay’s employment agreement, we agreed to pay Mr. Fay severance equal to half of his annual salary and agreed to extend the term of Mr. Fay’s vested options through six months from the date of his resignation.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a.     On February 29, 2008 Michael Fay resigned as the Company’s Chief Operating Officer. Mr. Fay advised the Company that he resigned for personal reasons.

b.     On February 29, 2008 Michael D. Hall was appointed to serve on our Board of Directors. Mr. Hall has not been appointed to serve on any committees of the Board of Directors, and presently we do not anticipate him to be appointed to any such committees.

        There is no arrangement or understanding pursuant to which Mr. Hall was appointed to our Board of Directors. However, upon his appointment Mr. Hall was granted an option to purchase 50,000 shares of our common stock exercisable at $1.42, the closing sales price on February 29, 2008. The option is subject to vesting with 25,000 shares vesting on December 31, 2008 and the remaining 25,000 vesting on December 31, 2009. Further, on March 1, 2008 Mr. Hall began providing the Company consulting services related to the continuing development of our website and technical operations.  The Company has agreed to pay Mr. Hall $10,000 per month for an initial 60 day period ending April 30, 2008, and then the Company will pay Mr. Hall an amount of $3,750 per calendar quarter thereafter until such agreement is terminated by the Company or Mr. Hall.

    Mr. Hall currently operates a private consulting company that provides services to a broad range of businesses. Additionally, in 2007 Mr. Hall was appointed to serve as an independent director of Fuser, a private Web 2.0 technology startup company. From 2001 through 2007 Mr. Hall was the Chief Information Officer of ProFlowers. From 1995 through 2001 Mr. Hall served as the Chief Technology and Information Officer of Amherst Technology. Mr. Hall holds a Bachelor of Science degree in Exercise Physiology, graduating Cum Laude from the University of Massachusetts at Amherst, and has taken advanced coursework toward his MBA in Executive Management at Loyola College Baltimore, Maryland.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        On February 29, 2008 our Board of Directors amended Sections 2.4 and 2.6 of the Company’s Bylaws. The amendments were effective immediately, and as described below, were adopted to give the Company additional flexibility when planning and holding an annual or special meeting of shareholders.

        As amended, Section 2.4 of the Bylaws provides that when the Company holds an annual or special meeting of shareholders the Company must provide notice of the meeting at least ten, but no more than 60 days, prior to the meeting. Previously, Section 2.4 of the Bylaws provided that notice could be provided no more 50 days in advance of an annual or special shareholders meeting. In accordance with Colorado law if the shareholders will be asked to approve an increase in authorized capital our Bylaws provide that at least 30 days notice of the meeting must be provided to the shareholders.

        As amended, Section 2.6 of the Bylaws provides that when the Company holds an annual or special meeting of shareholders the Board of Directors must set a record date at least ten but no more than 70 days prior to the meeting. Previously, Section 2.6 of the Bylaws provided that the record date could be set no more than 50 days prior to a shareholders meeting.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits

3.1(ii)     Bylaws, as amended.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2008	Disaboom Inc. (Registrant) /s/ John Walpuck Name: John Walpuck Title: President and Chief Financial Officer

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